As filed with the Securities and Exchange Commission on November 6, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 2, 2015

B&G Foods, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The disclosure under Item 2.03 of this report relating to the amended and restated credit agreement of B&G Foods, Inc. is incorporated in this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

On November 2, 2015, B&G Foods North America, Inc., a wholly owned operating subsidiary of B&G Foods, closed on the acquisition of the Green Giant and Le Sueur shelf stable and frozen vegetable business from General Mills, Inc. and certain of its affiliates for the previously reported purchase price of $765.0 million in cash plus an inventory adjustment at closing of $57.7 million, pursuant to an asset purchase agreement.  The purchased assets include inventory; a manufacturing facility in Irapuato, Mexico; a research center in LeSueur, Minnesota; certain manufacturing equipment currently located at a General Mills facility; co-manufacturing and other agreements; intellectual property, including the rights to the Green Giant and Le Sueur trademarks, patents, trade secrets, know-how and licensing agreements; and marketing materials, customer lists and sales information.  As described in B&G Foods’ Current Report on Form 8-K filed on September 3, 2015, the asset purchase agreement contains customary representations, warranties, covenants and indemnification provisions, including an agreement for General Mills to provide certain transition services associated with the acquired business for up to 12 months following closing and an additional agreement for General Mills to manufacture for B&G Foods North America certain Green Giant and Le Sueur products for up to 24 months following closing.

Prior to the closing of the acquisition, none of B&G Foods, B&G Foods North America or any of their affiliates, or any director or officer of B&G Foods or B&G Foods North America, or any associate of any such director or officer, had any material relationship with General Mills. The terms of the asset purchase agreement, including the purchase price, were determined by arm’s length negotiations between B&G Foods and General Mills.

B&G Foods funded the purchase price, inventory adjustment at closing, initial working capital requirements and related transaction fees and expenses with additional revolving loans and $750.0 million of new incremental terms loans under its credit facility (described in Item 2.03 below).

A copy of the press release issued by B&G Foods to announce the closing of the acquisition is filed as Exhibit 99.1 to this report.  The asset purchase agreement was filed as Exhibit 2.1 under Item 1.01 to the Current Report on Form 8-K filed by B&G Foods on September 3, 2015.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

As described in B&G Foods’ Current Report on Form 8-K filed on October 8, 2015, B&G Foods on October 2, 2015 amended and restated its existing senior secured credit agreement dated as of June 5, 2014, pursuant to an amendment agreement among B&G Foods, as borrower, the lenders party thereto, Credit Suisse AG, as existing administrative agent and existing collateral agent, and Barclays Bank PLC, as successor administrative agent and successor collateral agent.

Among other things, the amendment provided for an incremental $500.0 million tranche B term loan facility to be made available under the amended and restated credit agreement to finance a portion of the purchase price for the Green Giant and Le Sueur shelf stable and frozen vegetable business that B&G Foods agreed to purchase from General Mills.  On November 2, 2015, pursuant to the amendment agreement the amended and restated credit agreement was further amended to increase the incremental tranche B term loan facility from $500.0 million to $750.0 million, establish the applicable margin for the tranche B term facility and set the maturity date for the tranche B term loan facility.

On November 2, 2015, B&G Foods funded the purchase price, inventory adjustment at closing, initial working capital requirements and related transaction fees and expenses for the Green Giant and Le Sueur acquisition with additional revolving loans and $750.0 million of tranche B terms loans under the amended and restated credit agreement.

The following is a summary of the amended and restated credit agreement, as further amended on November 2, 2015:

Following the closing of the acquisition, there are currently outstanding $279.4 million of tranche A term loans, $750.0 million of tranche B term loans and $100.0 million of revolving loans.  The available borrowing capacity under our revolving credit facility, net of outstanding letters of credit of $2.0 million, is currently $398.0 million.  Proceeds of the revolving credit facility may be used for general corporate purposes, including acquisitions of targets in the same or a similar line of business as our company, subject to specified criteria.  We are required to pay a commitment fee of 0.50% per annum on the unused portion of the revolving credit facility.  The maximum letter of credit capacity under the revolving credit facility is $50.0 million, with a fronting fee of 0.25% per annum for all outstanding letters of credit and a letter of credit fee equal to the applicable margin for revolving loans that are Eurodollar (LIBOR) loans.  The revolving loans mature on June 5, 2019.

The tranche A term loans mature on June 5, 2019 and are subject to amortization at the following rates: 5% for the twelve months ended June 30, 2015, 7.5% for the twelve months ending June 30, 2016, 10% for the twelve months ending June 30, 2017, 12.5% for the twelve months ending June 30, 2018 and 65% in the remaining period ending at maturity on June 5, 2019.  The tranche B term loans mature on the November 2, 2022 and are subject to amortization at the rate of 1% per year with the balance due and payable on the maturity date.

If we prepay all or any portion of the tranche B term loans within six months of the funding of the tranche B term loans in connection with a financing that has a lower interest rate or weighted average yield than the tranche B term loans, we will owe a repayment fee equal to 1% of the amount prepaid.  Otherwise, we may prepay the term loans or permanently reduce the revolving credit facility commitment under the amended and restated credit agreement at any time without premium or penalty (other than customary “breakage” costs with respect to the early termination of LIBOR loans).  Subject to certain exceptions, the amended and restated credit agreement provides for mandatory prepayment upon certain asset dispositions or casualty events and issuances of indebtedness.

Interest under the revolving credit facility, including any outstanding letters of credit, and under the tranche A term loan facility, is determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin, and LIBOR plus an applicable margin, in each case depending on our consolidated leverage ratio as set forth in the table below:

Consolidated Leverage Ratio	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Base Rate Loans	Applicable Margin for Tranche A Term Loans and Revolving Loans that are Eurodollar (LIBOR) Loans
> 4.00:1.00	1.00%	2.00%
< 4.00:1.00 > 3.50:1.00	0.75%	1.75%
< 3.50:1.00	0.50%	1.50%

Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with the amended and restated credit agreement, including a base rate per annum plus an applicable margin of 2.00%, and LIBOR plus an applicable margin of 3.00%.

Pursuant to a guarantee and collateral agreement entered into by B&G Foods and our domestic subsidiaries on June 5, 2014, our obligations under the amended and restated credit agreement are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries (other than a domestic subsidiary that is a holding company for one or more of our foreign subsidiaries).  The amended and restated credit facility is secured by substantially all of our and our domestic subsidiaries’ assets except our and our domestic subsidiaries’ real property.

The amended and restated credit agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants limiting the ability of B&G Foods to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

The amended and restated credit agreement also contains certain financial maintenance covenants, which, among other things, specify a maximum consolidated leverage ratio and a minimum interest coverage ratio, each ratio as defined in the amended and restated credit agreement.  Our consolidated leverage ratio as at the last day of any fiscal quarter may not exceed the ratios indicated below:

Fiscal Quarter Ending	Consolidated Leverage Ratio
December 31, 2015	7.00:1.00
March 31, 2016 through December 31, 2016	6.75:1.00
March 31, 2017 and thereafter	6.50:1.00

We are also required to maintain a consolidated interest coverage ratio of at least 1.75 to

1.00 for any four quarter period.

The amended and restated credit agreement also provides for an incremental term loan and revolving loan facility, pursuant to which we may request that the lenders under the amended and restated credit agreement, and potentially other lenders, provide unlimited additional amounts of term loans or revolving loans or both on terms substantially consistent with those provided under the amended and restated credit agreement.  Among other things, the utilization of the incremental facility is conditioned on our ability to meet a maximum senior secured leverage ratio of 4.00 to 1.00, and a sufficient number of lenders or new lenders agreeing to participate in the facility.

In the ordinary course of business, certain of the lenders under the amended and restated credit agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with B&G Foods and its affiliates for which they have in the past received, and may in the future receive, customary fees.

A copy of the amended and restated credit agreement, which includes the amendments made on November 2, 2015, is filed as Exhibit 10.1 to this report.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2015, Michael A. Sands, our Executive Vice President of Snacks, notified us that he is resigning effective January 4, 2016 so that he may pursue another opportunity.

Item 9.01.  Financial Statements and Exhibits.

(a)                                 Financial Statements of Businesses Acquired.

B&G Foods intends to file financial statements of the business acquired for the periods specified in Rule 3-05(b) of Regulation S-X within the time period permitted by Item 9.01 of Form 8-K.

(b)                                 Pro Forma Financial Information.

B&G Foods intends to file the pro forma financial information required pursuant to Article 11 of Regulation S-X within the time period permitted by Item 9.01 of Form 8-K.

(d)                                 Exhibits.

10.1

Amended and Restated Credit Agreement, dated as of October 2, 2015, among B&G Foods, Inc., the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent and collateral agent, with certain financial institutions as joint lead arrangers, joint bookrunners, co-documentation agents and co-syndication agents.

99.1	Press Release dated November 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: November 6, 2015	By:	/s/ Scott E. Lerner
Scott E. Lerner Executive Vice President, General Counsel and Secretary